Exhibit T3E.7

OHIO CASUALTY CORPORATION ANNOUNCES EXCHANGE OFFER FOR

5.00% CONVERTIBLE NOTES DUE 2022

FAIRFIELD, Ohio, February 22, 2005—Ohio Casualty Corporation (Nasdaq: OCAS) announced today that it has commenced an exchange offer under which Ohio Casualty Corporation (Ohio Casualty) is offering to exchange up to $184,250,000 of new 5.00% Convertible Notes due 2022 for an equal principal amount of its currently outstanding 5.00% Convertible Notes due 2022. The exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. The new notes will have substantially similar terms to the old notes, except that the new notes will include a net share settlement feature and a cash exchange fee payable to the holder of old notes in an amount equal to 0.35% of the principal amount of the old notes exchanged. The net share settlement feature will require the Company upon conversion to pay cash up to the principal amount of the new notes and pay any conversion consideration in excess of the principal amount in common shares.

The Company plans to redeem all or a portion of the new notes and the old notes, to the extent any remain outstanding, shortly after the completion of this Exchange Offer. Ohio Casualty believes that the net share settlement feature in the new notes will enable the Company to facilitate, in the most economical manner, the redemption of the new notes, which the Company believes will allow it to achieve its target capital structure. The net share settlement feature will also allow the Company to reduce the share dilution associated with conversion of the new notes and realize certain potential accounting and tax benefits.

The exchange offer will expire at 12:00 midnight EST on March 21, 2005, unless extended or terminated by the Company. The Company urges investors and security holders to read its exchange offer materials, including the prospectus, Schedule TO and related materials because they contain important information about the exchange offer. Investors and security holders may obtain the prospectus and related materials through the information agent for the exchange offer, MacKenzie Partners, Inc., at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or (800) 322-2885 (Toll Free)

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of offers to buy any of Ohio Casualty’s common shares, the old notes or new notes.

Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best’s Review, July 2004). Ohio Casualty Corporation trades on the Nasdaq National Market under the symbol OCAS.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements regard the timing of the exchange offer and the plan to redeem all or a portion of the new notes and the old notes, to the extent any remain outstanding, shortly after the completion of the exchange offer. In addition, there can be no assurance that Ohio Casualty will complete the exchange offer on the anticipated terms or at all, or will redeem any new notes or old notes after the exchange offer is completed. The Company’s ability to complete the exchange offer will depend, among other things, on market conditions. Ohio Casualty’s ability to complete the exchange offer and Ohio Casualty’s business are subject to the risks described in its filings with the Securities and Exchange Commission.

Media Contact: Cindy L. Denney, Assistance Vice President, Corporate Communications, (513) 603-2074

Investment Analyst Contact: Dennis E. McDaniel, Vice President of Strategic Planning and Investor Relations, (513) 603-2197